EXHIBIT 21

CNB FINANCIAL CORPORATION

Form 10-K For The Year Ended December 31, 2003

Subsidiaries of the Registrant

Name	Jurisdiction of Incorporation or Organization
County National Bank	National Banking Association
Incorporated in Pennsylvania

CNB Investment Corporation	Investment Holding Company
Incorporated in Delaware

County Reinsurance Company	Reinsurance Company
Incorporated in Arizona

CNB Insurance Agency	Insurance & Annuity Agency
Incorporated in Pennsylvania